Exhibit (a)(5)(I)

Date: August 5, 2016

To: Equity Eligible Employees

From: Outerwall Communications

Subject: Tender Offer – Additional Details

Today Apollo announced its tender offer for Outerwall shares, marking the beginning of the 20-business day tender period. Here is some information on the tender offer for employee shareholders:

If you hold Outerwall Shares (either vested or purchased on your own):

You may participate in the tender offer. If you wish to tender your shares, you can find directions here[LINK], and here is the phone number [PHONE NUMBER] as your main point of contact for any questions you may have about this process. Please note, if you tender your shares you will still be eligible to receive the dividend payout on September 6th.

If you have unvested Shares of Outerwall stock:

Unvested shares are not processed through the tender offer. If the transaction closes, unvested stock will automatically vest and be converted into a right to receive cash that is equivalent to the number of Shares of Common Stock multiplied by $52.00, the tender offer price per share (without interest and less applicable tax withholding), which will be paid through payroll.

If you have any stock-related questions, please send them to [LINK].

Important Information

This communication is not an offer to buy nor a solicitation to sell any securities of Outerwall. The solicitation and the offer to buy shares of Outerwall common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Aspen Parent, Inc. and Aspen Merger Sub, Inc. have filed with the Securities and Exchange Commission (“SEC”) (as amended and supplemented from time to time). In addition, Outerwall has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer (as amended and supplemented from time to time). Outerwall and Aspen Parent, Inc. and Aspen Merger Sub, Inc. have mailed these documents to Outerwall’s stockholders. In addition, stockholders are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Outerwall on Schedule 14D-9, and any amendments thereto, and related materials with respect to the tender offer, free of charge at the SEC’s website at www.sec.gov. Stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) by visiting Outerwall’s Investor Relations website at ir.outerwall.com or by contacting Outerwall’s Investor Relations Department by phone at (425) 943-8242 or by e-mail at investor.relations@outerwall.com.

STOCKHOLDERS OF OUTERWALL ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical and other information. Outerwall uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “forecast,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, identify forward-looking statements. All statements that address activities, events, performance or developments that Outerwall intends, expects or believes may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as the tender offer, its completion and the completion of the related transactions, as well as Outerwall’s industry, business strategy, goals, projections and expectations concerning Outerwall’s market positions, future operations, future performance, results or condition, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings. The following are some of the factors and uncertainties that could cause actual future results, performance, condition and events to differ, including materially, from those expressed in any forward-looking statements: (1) uncertainties as to the timing of the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions, including the tender offer and related mergers, may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Outerwall’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Outerwall will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger (such as the occurrence of a material adverse effect), including in circumstances that would require Outerwall to pay a termination fee or other expenses; (7) risks regarding the failure to obtain the necessary financing to complete the proposed transactions; (8) risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transactions; (9) the effect of the announcement or pendency of the proposed transactions on Outerwall’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, retailers, suppliers and others with whom it does business, and its operating results and business generally; (10) risks related to diverting management’s attention from Outerwall’s ongoing business operations; (11) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; (12) effects of changes in the general business, political and economic climates; and (13) other factors as set forth from time to time in Outerwall’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015, subsequent Form 10-Q filings, and other SEC filings. These forward-looking statements reflect Outerwall’s expectations as of the date of this communication. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time, and it is not possible for Outerwall to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. Any forward-looking statements made by Outerwall in this communication speak only as of the date hereof. Outerwall undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.